EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement Form S-8 of our report dated March 18, 2016, relating to the consolidated financial statements of Sunshine Bancorp, Inc. and Subsidiary appearing in this Annual Report (Form 10-K) for the year ended December 31, 2015.

/s/Hacker, Johnson & Smith PA

HACKER, JOHNSON & SMITH PA
Tampa, Florida
October 28, 2016